Exhibit 12

CONOCOPHILLIPS AND CONSOLIDATED SUBSIDIARIES

TOTAL ENTERPRISE

Computation of Ratio of Earnings to Fixed Charges

	Millions of Dollars
	Nine Months Ended September 30
	2015	2014

Earnings Available for Fixed Charges
Income (loss) from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges	$(2,232)	9,656
Distributions greater (less) than equity in earnings of affiliates	(79)	334	*
Fixed charges, excluding capitalized interest**	849	614

	$(1,462)	10,604

Fixed Charges
Interest and debt expense, excluding capitalized interest	$652	475
Capitalized interest	255	372
Interest portion of rental expense	86	57

	$993	904

Ratio of Earnings to Fixed Charges***	—	11.7

*	Includes a significant distribution from a Canadian joint venture.
**	Includes amortization of capitalized interest totaling approximately $111 million in 2015 and $82 million in 2014.
***	Earnings for the nine-month period ended September 30, 2015 were inadequate to cover fixed charges by $2,455 million.